                                                                    Exhibit 12.2

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                      Year Ended December 31,
                                         ---------------------------------------------------
                                           1999       1998        1997      1996     1995 (a)
                                         --------   --------   --------  --------   --------
Net Earnings (loss) from Operations      $(59,666)  $ 67,480   $ 38,241  $ (9,693)  $(21,274)
Add:
    Interest Expense                      133,454     82,203    104,434   117,224    103,804
                                         --------   --------   --------  --------   --------

Earnings as Adjusted                     $ 73,788   $149,683   $142,675  $107,531   $ 82,530
                                         ========   ========   ========  ========   ========

Combined Fixed Charges and
    Preferred Share Dividends:
    Interest Expense                     $133,454   $ 82,203   $104,434  $117,224   $103,804
    Capitalized Interest                    8,209     26,703     69,883    11,448      4,404
                                         --------   --------   --------  --------   --------

                                          141,663    108,906    174,317   128,672    108,208
    Preferred Share Dividends (b) (c)      20,280     22,368(d)  15,416    12,352         --
                                         --------   --------   --------  --------   --------

Combined Fixed Charges and
    Preferred Share Dividends            $161,943   $131,274   $189,733  $141,024   $108,208
                                         ========   ========   ========  ========   ========

Ratio of Earnings to Combined Fixed
    Charges and Preferred Share
    Dividends                                 0.5        1.1        0.8       0.8        0.8
                                         ========   ========   ========  ========   ========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(b)  The Preferred dividends are on a pretax basis.
(c)  Security Capital had no preferred dividends prior to 1996.
(d) Excludes a one-time non-cash dividend of $19.8 million incurred in conjunction with the exchange of Series A Preferred Shares for Series B Preferred Shares.